INVESTMENT LETTER

                            SELIGMAN PORTFOLIOS, INC.


Seligman Portfolios, Inc. (the "Fund"), an open-end, diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Seligman Small-Cap Value Portfolio of the Fund (the "Portfolio") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 1 share (the "Share") of Capital Stock (par value $.001) of the Portfolio at a price of $10.00 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $10.00 in full payment for one (1) Share.

2. Purchaser represents and warrants to the Fund that the Share is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of that Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 30th day of April, 1999 ("Purchase Date").


                                           SELIGMAN PORTFOLIOS, INC.


                                           By:  /s/  Lawrence P. Vogel
                                               ----------------------------
                                           Name:   Lawrence P. Vogel
                                           Title:  Vice President


                                           SELIGMAN ADVISORS, INC.


                                           By:       /s/  Stephen J. Hodgdon
                                                     ------------------------
                                           Name:     Stephen J. Hodgdon
                                           Title:    President